Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration statements (Form S-8 Nos. 333-38310 and 333-91046 of the SCI 401(k) Retirement Savings Plan of our report dated June 29, 2010 with respect to the financial statements and schedule included in this Annual Report on Form 11-K of the SCI 401(k) Retirement Savings Plan for the year ended December 31, 2009.
/s/HARPER & PEARSON COMPANY, P.C.
Houston, Texas
June 29, 2010

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